Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-66376 and 333-103087 on Form S-8 of First Community Capital Corporation of our report dated February 21, 2003, relating to the consolidated financial statements of First Community Capital Corporation as of and for the years ended December 31, 2002 and 2001, appearing in this Annual Report on Form 10-KSB of First Community Capital Corporation for the year ended December 31, 2002.

/s/ Harper & Pearson Company

Houston, Texas
April 2, 2003